Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 9, 2018, by and between MetaBank, a federal savings bank examined and regulated by the Office of the Comptroller of the Currency (the “Bank” and, together with its successors and assigns, the “Company”), and Michael Goik (“Officer”);

W I T N E S S E T H:

WHEREAS, the Company wishes to retain the services of Officer and employ Officer upon the terms and conditions set forth below; and

WHEREAS, Officer desires to be employed by Company upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A attached hereto.

2. Term. The Company shall employ Officer under this Agreement, and Officer hereby accepts such employment, for the Term. The Term shall commence upon the “Closing Date” as defined in the Merger Agreement (the “Effective Date”) by and among the Bank, Meta Financial Group, Inc., Crestmark Bancorp, Inc. and Crestmark Bank, dated January 9, 2018 (the “Merger Agreement”) and, subject to earlier termination pursuant to Section 6 hereof, shall end on the third anniversary of the Effective Date (the “Initial Term”); provided, however, that if the Merger Agreement is terminated pursuant to its terms, then this Agreement shall be void ab initio. At the conclusion of the Initial Term or a Renewal Term (as defined below), Officer’s employment under this Agreement shall automatically extend for an additional twelve- (12-) month period (subject to earlier termination as provided herein) (each such twelve- (12-) month period, a “Renewal Term”), unless the Company gives Officer, or Officer gives the Company, written notice at least ninety (90) days prior to the end of the then-current Initial Term or Renewal Term, as applicable, of such Party’s intention to not renew this Agreement for the following period. The Initial Term and each Renewal Term together are collectively referred to herein as the “Term.”

3. Positions, Duties, Location, and Likeness.

(a) Officer shall serve as Executive Vice President of MetaBank and President of the Meta Commercial Finance division and shall have all authority, duties, and responsibilities customarily exercised by an individual serving in such position at an entity of the size and nature of the Company and shall be assigned duties and/or responsibilities that are, in the aggregate, substantially consistent with Officer’s position. Officer shall have such additional duties and responsibilities, consistent with the foregoing, as may be from time to time reasonably assigned to him by the Company’s Chief Executive Officer (“CEO”).

(b) During the Term, Officer shall devote substantially all of his business time and efforts to the business and affairs of the Company; provided, however, that so long as the following activities do not either individually or in the aggregate materially interfere with the proper performance of Officer’s duties and responsibilities hereunder, the foregoing shall not preclude Officer from: (i) engaging in charitable activities and community affairs, (ii) managing his personal investments and affairs set forth on Schedule I, or (iii) engaging in other activities approved by the CEO (which approval will not be unreasonably withheld, provided, however, that the CEO may withhold approval for any additional business activities of the Officer in the CEO’s sole discretion).

(c) During the Term, the Company shall have the right, but not the obligation, to use Officer’s name and likeness in connection with the Company and its Business, as well as the right to issue publicity (including biographical information) concerning Officer in connection therewith.

4. Compensation.

(a) Base Salary. Commencing as of the Effective Date, Officer shall receive an annual salary of $435,000.00 (the “Base Salary”), payable in accordance with the regular payroll practices applicable to senior executives of the Company generally, but no less frequently than monthly, and less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Bank’s Board of Directors (the “Board”) shall review the Base Salary at least once every twelve (12) months and may make such adjustments thereto, if any, as the Board, in its sole discretion, deems appropriate, provided that the Base Salary shall not be decreased at any time, or for any purpose during the Term without Officer’s prior written consent, unless the reduction is made as part of, and is materially consistent with, a general reduction of senior executive salaries.

(b) Bonus. In addition to the Base Salary referenced above, Officer shall be eligible to earn an annual bonus (the “Bonus”) subject to terms and conditions for such Bonus (paid in the form of cash or common stock of Meta Financial Group, Inc., a Delaware corporation (the “Holding Company”)), to be established by the Bank’s Board or Compensation Committee from time to time (and generally within the first ninety (90) days of the applicable Bonus period). For fiscal year 2018 only, the Company has established a Bonus for Officer, as set forth on Exhibit B to this Agreement. Subject to the terms of this Agreement, Officer must be employed on the date of delivery of any such Bonus, which delivery date will be when bonuses are paid to other senior executives of the Company after the completion of the Company’s fiscal year but prior to the last day of the calendar year in which such fiscal year ends. Officer shall have no legally binding right to any such Bonus for purposes of Code Section 409A until such Bonus (or as applicable the Prorated Bonus, as defined below) is paid or delivered to Officer (whether in cash or restricted property).

(c) Signing Bonus. The Company shall pay Officer $2,200,000 payable in a single lump sum payment within 30 days following the Effective Date. This signing bonus is separate from the base salary and bonus payments in Sections in 4(a) and (b).

(d) Initial Equity Award. In connection with the Effective Date, and Officer agreeing to his role, expansion of duties, and the obligations set forth in this Agreement (including without limitation the restrictive covenants set forth Sections 9 (Confidentiality), 10 (Non-Solicitation of Employees; Non-Compete) and 11 (No Conflict of Interest)), Officer will be awarded an award of Restricted Shares in such amount as reasonably determined by the parties in good faith, not to exceed a total value of $3,800,000 as of the Effective Date, (the “Initial Equity Award”) pursuant to a Restricted Stock Agreement dated as of the Effective Date, in substantially the form as set forth on Exhibit C containing inter alia¸ applicable vesting and forfeiture provisions (the “Restricted Stock Agreement”). The Company and the Officer acknowledge that such Initial Equity Award is a material inducement to enter into this Agreement and the Restricted Stock Agreement and is in exchange for Officer’s agreement to provide continued services to the Company in such capacities as described herein and to his obligations set forth in this Agreement.

5. Other Benefits

(a) Executive Benefits. During the Term, Officer shall be entitled to participate in all benefit plans, programs and arrangements (including paid vacation and sick pay) at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company. Additionally, the Company will provide Officer substantially similar perquisites in the aggregate as Officer received from Crestmark Bancorp, Inc. immediately prior to the Effective Date. Nothing in this Section 5(a) shall be construed to require the Company to establish or maintain any particular employee benefit or perquisite plan, program or arrangement except as expressly set forth elsewhere in this Agreement.

(b) Reimbursement of Business Expenses. Officer will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Officer’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly (and in any event, not later than 180 days—or such shorter period as permitted under the Company’s applicable policy—following the date the expense was incurred) with appropriate supporting documentation and will be reimbursed in accordance with the Company’s policies, but no later than 30 days after proof of payment is submitted by officer. Any reimbursement officer is entitled to receive shall (a) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (b) not be subject to liquidation or exchange for another benefit. In all events, any reimbursement shall be made no later than December 31st of the calendar year immediately following the calendar year in which the expense was incurred contingent upon satisfaction of such documentation requirements.

6. Termination of Employment/Suspension of Employment. Termination Due to Death or Disability. If Officer becomes unable to perform the essential functions of Officer’s position, with or without reasonable accommodation, due to a mental or physical disability, for a consecutive period of 180 days or for an aggregate of 270 days in any 365-day period (herein defined as “Disability” or being “Disabled”), the Company may, to the extent permitted by applicable law after the expiration of such period, terminate Officer’s employment under this Agreement by giving thirty (30) days’ written notice to Officer. Officer shall cooperate in good faith with the Company if a question arises as to whether he has become Disabled (including, without limitation, submitting to an examination by a medical doctor or other health care provider mutually agreed to by Officer and the Company). If the Parties are unable to agree on whether Officer is Disabled, the issue will be submitted to binding arbitration pursuant to Section 14. In the event that Officer’s employment hereunder is terminated due to his death or Disability, the Term shall expire and he (or his estate or his beneficiaries, as the case may be) shall be entitled to the following “Death/Disability Package”:

(i) continued Base Salary, at the rate as in effect as of the Termination Date, for a period of two years, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with the provisions of Section 4(a), offset, in the case of a termination on account of Disability, on a dollar for dollar basis, by the amount of any periodic disability benefits provided (other than benefits attributable to his own unreimbursed contributions) to Officer under any disability insurance plan or program of the Company or its Subsidiaries that (i) constitutes a bona fide disability pay plan within the meaning of Treasury Regulation Section 1.409A-1(a)(5) and (ii) satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(1)(ii)(A), to the extent applicable, or, in the case of a termination on account of death, on a dollar for dollar basis, by the amount of any employer provided life insurance benefits provided to Officer’s estate or beneficiaries under any life insurance plan or program of the Company or its Subsidiaries with such offset being administered in a manner that does not violate Code Section 409A to the extent applicable;

(ii) payment by the Company of the premiums (employer and employee portion and any administrative charges) required to continue Officer’s (and, if applicable, his covered dependents’) group health care coverage for a period of eighteen months following Officer’s Termination Date, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Officer elects to continue and only to the extent that Officer remains eligible for and continues these benefits under COBRA, and does not become eligible for health coverage through another employer during this period;

(iii) an annual Bonus for the fiscal year that contains such termination, prorated based on the number of days Officer worked for the Company during such fiscal year prior to such termination and based on actual performance for such fiscal year (paid no later than March 15th of the calendar year following the calendar year in which the applicable fiscal year ends) a “Prorated Bonus”);

(iv) accelerated vesting of the Initial Equity Award; and

(v) the amounts described in Section 6(f). All other Company obligations to Officer will be automatically terminated and completely extinguished, except as otherwise provided in Section 8.

Subject to Section 6(c), no termination of Officer’s employment hereunder for Disability shall be effective unless the Company first gives thirty (30) days’ written notice of such termination to Officer.

In the event of a termination on account of Officer’s death, installment payments of the Death/Disability Package set forth in Section 6(a)(i) and (ii) shall commence on the 60th day following the Termination Date, or such earlier date as would not violate Code Section 409A to the extent applicable, with the exact date of such earlier payment being determined by the Company in its sole and absolute discretion and being contingent upon the effectiveness of the Release.

In the event of a termination on account of death or Disability, Officer will only receive the portion of the Death/Disability Package set forth in Section 6(a)(i) and (ii) if Officer (or his estate or legal representative): (a) complies with all surviving provisions of this Agreement; (b) executes and does not revoke a full general release in a form mutually agreeable to the Parties, releasing all claims that can released under applicable law, known or unknown, that Officer may have against the Company or the Holding Company arising out of or any way related to Officer’s employment or termination of employment with the Company (the “Release”), and such release has become effective in accordance with its terms prior to the 60th day following the Termination Date; and (c) agrees not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company and the Holding Company and their respective Subsidiaries and Affiliates (the “Company Group”); provided, that the Company Group shall agree in such Release to take commercially reasonable steps to ensure that its named executive officers do not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Officer. For purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, (I) any such amount due pursuant to Section 6(a)(i) or (ii) of this Agreement shall not be paid until the date that the Release becomes fully effective and non-revocable (such date, the “Release Effective Date”), (II) conditioned upon the occurrence of the Release Effective Date, payments pursuant to Section 6(a)(i) or (ii) of this Agreement shall commence on the sixtieth (60th) day following the Termination Date, or such earlier date that would not violate Code Section 409A as determined by the Company in its sole discretion, (III) the initial payments shall include any payments that are delayed pursuant to clause (I) or (II) of this sentence and that would otherwise have been paid prior to such sixtieth (60th) day, (IV) all payments due after the initial payments shall be made at the time prescribed in Sections 6(a)(i) and (ii) of this Agreement, and (V) notwithstanding the clauses (III) and (IV) of this sentence, to the extent the amounts described in Sections 6(a)(i) and (ii) of this Agreement constitute “non-qualified deferred compensation” that is subject to Code Section 409A, (A) to the extent Officer’s termination of employment with the Company occurs on or after November 2 of any calendar year, no amounts shall be paid pursuant to Section 6(a)(i) or (ii) of this Agreement until the calendar year following the year in which the Termination Date occurs, (B) to the extent any payments are delayed pursuant to clause (V)(A) of this sentence, such delayed amounts shall be paid in a lump-sum promptly following the later of the Release Effective Date and January 1 of the calendar year following the calendar year in which the Termination Date occurred, and (C) all payments due after the payment made pursuant to clause (V)(B) of this sentence shall be made at the time prescribed in Sections 6(a)(i) and (ii) of this Agreement. If Officer, due to his Disability, is unable to execute the Release as described in clause (b) in the first sentence of this paragraph, then Officer’s guardian (or the person serving in a similar role) shall comply with the requirements of such clause (b) on behalf of Executive in order for Officer to be eligible to receive the portion of the Death/Disability Package set forth in Section 6(a)(i) and (ii).

(b) Termination for Cause. In the event that Officer’s employment hereunder is terminated for Cause by CEO, the Term shall expire and Officer shall be entitled to the benefits described in Section 6(f). All other Company obligations to Officer pursuant to this Agreement will become automatically terminated and completely extinguished, except as otherwise provided in Section 8. For the avoidance of doubt, in the event of Officer’s employment hereunder is terminated for Cause, Officer will immediately forfeit any unvested equity or equity-like interest that he then holds in the Company (whether held directly or indirectly), regardless of whether such forfeiture is required by the provisions of the agreements and other documents governing any such equity or equity-like interest.

(c) Termination Without Cause or Resignation for Good Reason. In the event that Officer’s employment hereunder is terminated by the Company other than (1) for death or Disability in accordance with Section 6(a); (2) for Cause in accordance with Section 6(b), or (3) by expiration of the Term, or if Officer resigns Officer’s employment for Good Reason, the Term shall expire and Officer shall be entitled to a “Severance Package” consisting of:

(i) continued Base Salary, at the rate as in effect as of the Termination Date, for a period of 24 months, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with the provisions of Section 4(a);

(ii) payment by the Company of the premiums (employer and employee portion and any administrative charges) required to continue Officer’s (and, if applicable, his covered dependents’) group health care coverage for a period of eighteen months following Officer’s Termination Date, under the applicable provisions of COBRA, provided that Officer elects to continue and only to the extent that Officer remains eligible for and continues these benefits under COBRA, and does not become eligible for health coverage through another employer during this period;

(iii) a Prorated Bonus;

(iv) accelerated vesting of the Initial Equity Award; and

(v) the amounts described in Section 6(f).

Officer will only receive the portion of the Severance Package set forth in Section 6(c)(i) and (ii) if Officer: (a) complies with all surviving provisions of this Agreement; (b) executes and does not revoke a Release, and such Release has become effective in accordance with its terms prior to the 60th day following the Termination Date; and (c) agrees not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company Group”); provided, that the Company Group shall agree in such Release to take commercially reasonable steps to ensure that its named executive officers do not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Officer. For purposes of complying with Code Section 409A, to the extent applicable, (I) any such amount due pursuant to Section 6(c)(i) or (ii) of this

Agreement shall not be paid until the Release Effective Date, (II) conditioned upon the occurrence of the Release Effective Date, payments pursuant to Section 6(c)(i) or (ii) of this Agreement shall be made (Section 6(c)(i)) or commence (Section 6(c)(ii)) on the sixtieth (60th) day following the Termination Date, or such earlier date that would not violate Code Section 409A as determined by the Company in its sole discretion, (III) the initial payments shall include any payments that are delayed pursuant to clause (I) or (II) of this sentence and that would otherwise have been paid prior to such sixtieth (60th) day, (IV) all payments due after the initial payments shall be made at the time prescribed in Sections 6(c)(i) and (ii) of this Agreement, and (V) notwithstanding the clauses (III) and (IV) of this sentence, to the extent the amounts described in Sections 6(c)(i) and (ii) of this Agreement constitute “non-qualified deferred compensation that is subject to Code Section 409A, (A) to the extent Officer’s termination of employment with the Company occurs on or after November 2 of any calendar year, no amounts shall be paid pursuant to Section 6(c)(i) or (ii) of this Agreement until the calendar year following the year in which the Termination Date occurs, (B) to the extent any payments are delayed pursuant to clause (V)(A) of this sentence, such delayed amounts shall be paid in a lump-sum promptly following the later of the Release Effective Date and January 1 of the calendar year following the calendar year in which the Termination Date occurred, and (C) all payments due after the payment made pursuant to clause (V)(B) of this sentence shall be made at the time prescribed in Sections 6(c)(i) and (ii) of this Agreement. All other Company obligations to Officer will be automatically terminated and completely extinguished, except as otherwise provided in Section 8 below.

For the avoidance of doubt, the Company’s failure to renew the Term pursuant to Section 2 shall not be treated as a termination by the Company other than for Cause.

(d) Voluntary Termination. In the event that Officer terminates his employment hereunder on his own initiative prior to the then-scheduled expiration of the Term other than by death or for Disability or for Good Reason, Officer agrees to provide the Company with at least thirty (30) days’ prior written notice (“Notice Period”) of such termination, provided, that, after receipt of such notice, the Company may, in its sole discretion, accelerate the effective date of Officer’s resignation and the expiration of the Term to any date following the date of delivery of such notice. All other Company obligations to Officer pursuant to this Agreement will become automatically terminated and completely extinguished, except as provided in Sections 6(f) and 8. Officer will not be entitled to receive the Severance Package described in Section 6(c)(i) and (ii) above.

(e) Termination Upon a Change of Control. If Officer’s employment is terminated by the Company, other than for Cause, death or Disability, or Officer resigns for Good Reason, in each case within twelve (12) months after a Change of Control, Officer shall be entitled to receive the portion of the Severance Package described in Section 6(c)(i) in a lump sum, provided Officer complies with all the conditions described in Section 6(c) above. All other Company obligations to Officer pursuant to this Agreement will become automatically terminated and completely extinguished, except as provided in Sections 6(c)(ii), 6(c)(iii), 6(c)(iv), 6(f) and 8. Further, if, due to the benefits provided under this Section 6(e) or in any other Company Arrangement, Officer is subject to any excise tax due to characterization of any amounts payable under this Section 6(e) or under any other Company Arrangement as excess parachute payments pursuant to Section 4999 of the Code, except as specifically provided in the following sentence, the amounts payable under this Section 6(e) or under any other Company Arrangement will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code. The reduction required by the preceding sentence shall not apply to the extent that the net amount retained by Officer after payment of all federal, state and local taxes (employment, income, excise, etc., including the excise tax under Section 4999 of the Code) on the unreduced amount of excess parachute payments exceeds the net amount Officer would retain after payment of all federal, state and local taxes (employment, income, etc.) if such reduction applied.

(f) Miscellaneous. Upon the termination of Officer’s employment hereunder for any reason, Officer shall be entitled to Officer’s Base Salary through the Termination Date, any earned but unpaid Bonus for any completed fiscal year, each to the extent unpaid as of the Termination Date, any amounts due and payable pursuant to Section 5(b) above, and any amount required to be paid by applicable law or pursuant to a Company Arrangement.

(g) Regulatory Suspension. If Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 USC 1818(e)(3), (g)(1), the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay Officer all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate in whole or in part any of the obligations which were suspended.

(h) Regulatory Removal or Prohibition. If Officer is removed from office and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 USC 1818(e)(4), (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.

(i) Company Declared in Default. If the Company becomes in default (as defined in Section 3(x)(1) of the FDIA, 12 USC 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the Parties.

(j) Office of the Comptroller of the Currency. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company: (i) by the Comptroller of the Office of the Currency (“OCC”) or his or her designee at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA, 12 USC 1823(c); or (ii) by the Comptroller of the OCC or his or her designee at the time the Comptroller of the OCC or his or her designee approves a supervisory merger to resolve problems related to the operation of the Company or when the Company is determined by the Comptroller of the OCC to be in unsafe or unsound condition. Any rights of the Parties that have already vested shall not be affected by such action.

(k) Savings Provision. The provisions of Sections 6(g) through and including 6(j) shall be interpreted by the Company in its reasonable good faith discretion, and any such delay, suspension, termination or forfeiture will be administered in a manner required by applicable law or order.

7. Application of Section 409A. Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid in connection with Officer’s termination of employment with the Company (or terms of similar effect) unless and until Officer has incurred a “separation from service” (within the meaning of the Section 409A Regulations) with the Company. Furthermore, to the extent that Officer is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Officer’s separation from service, no amount that constitutes a deferral of compensation that is not exempt under Code Section 409A and which is payable on account of Officer’s separation from service shall be paid to Officer before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Officer’s separation from service or, if earlier, the date of Officer’s death following such separation from service. All such amounts that would, but for this section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. For purposes of Section 409A of the Code and the Section 409A regulations, each installment payment hereunder shall be treated as a separate payment. The Company intends that income provided to Officer pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. Without in any way limiting the generality of the foregoing, the Company intends that (i) the portion of each of the Death/Disability Package described in Section 6(a)(i) and the Severance Package described in Section 6(c)(i) qualify for exemption from the requirements of Section 409A of the Code under the short-term deferral rule of Treasury Regulation Section 1.409A-1(b)(4) and/or the separation pay rule of Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent permitted thereunder and (ii) the portion of each of the Death/Disability Package described in Section 6(a)(ii) and the Severance Package described in Section 6(c)(ii) qualify for exemption from the requirements of Section 409A of the Code under the medical benefits rule of Treasury Regulation Section 1.409A-1(b)(9)(v)(B). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax, effect for income provided to Officer pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Officer, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Officer pursuant to this Agreement.

8. Indemnification.

(a) If Officer is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that he is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or any of its Affiliates or is or was serving at the request of either of the Company or any of its Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, guarantor, manager, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Officer’s service in any of the foregoing capacities, then Officer shall promptly be indemnified and held harmless, to the fullest extent permitted or authorized by applicable law against any and all costs, expenses, liabilities and losses (including attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Officer in connection therewith or in connection with seeking to enforce his rights under this Section 8(a), and such indemnification shall continue as to Officer even if he has ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or other Person and shall inure to the benefit of his heirs, executors and administrators. Officer shall be entitled to prompt advancement of any and all costs and expenses (including attorneys’ and other professional fees and charges) incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this Section 8(a), any such advancement to be made within 15 days after Officer gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include an agreement by Officer to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Any determination that the Officer is not entitled to indemnification, advancement of expenses, or contribution shall be reviewable by arbitration as set forth in Section 14 of this Agreement. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that Officer would otherwise have (including by agreement or under applicable law). Any indemnification payment to Officer with respect to tax liability shall be made no later than December 31st of the calendar year following the calendar year in which Officer remits the applicable taxes to the applicable taxing authority. This section shall survive termination of this Agreement.

(b) Neither the failure of the Company (including the CEO, the President, independent legal counsel or equity holders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Officer under Section 8(a) that indemnification of Officer is proper because he has met the applicable standard of conduct, nor a determination by the Company (including the CEO, the President, independent legal counsel or equity holders) that Officer has not met such applicable standard of conduct, shall create a presumption that Officer has not met the applicable standard of conduct.

(c) Notwithstanding any other provision in this Section 8 or otherwise in the Agreement, any and all indemnification payments made to Officer are subject to and limited by the provisions set forth in 12 USC 1828(k) and its implementing regulations.

9. Confidentiality

(a) Obligation to Maintain Confidentiality. Officer acknowledges that the success of the Company Group depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information”. Confidential Information will be interpreted as broadly as possible to include all information of any sort (including as known by Officer or embodied in a tangible or intangible form) that is (i) developed or used by the Company Group relating to their business, operations, employees, customers, suppliers or distributors, including: confidential or proprietary names and records, purchase orders, financial data, pricing information and price lists; business plans and market strategies and arrangements; books, records, manuals, mailing lists, purchasing materials, purchasing records, personnel records and quality control records; trademarks, copyrights and patents, and applications therefor; trade secrets; inventions, processes, procedures, research records, market surveys and marketing know-how; and software, computer programs, data bases and documentation thereof. Officer agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Officer’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Officer agrees to deliver to the Company at the end of the Term, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company (including, without limitation, all Confidential Information) that he may then possess or have under his control. Nothing in this Agreement prohibits Officer from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, that are protected under the whistleblower or similar protective provisions of federal law or regulation (or similar state laws). Officer will not need the prior authorization of the Bank to make any such reports or disclosures and Officer will not be required to notify the Bank that Officer has made such reports or disclosures, provided, that nothing shall waive any attorney client or similar privilege of the Company Group. Nothing in this Agreement in any way prohibits or is intended to restrict or impede Officer from exercising protected rights to the extent that such rights cannot be waived by agreement. Nothing herein will prevent receipt by Officer of any rewards (or similar awards or entitlements) in respect of the provision of information under any such whistleblower or similar protective provision of federal law or regulation (or similar state laws). Officer will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Officer files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Officer may disclose trade secrets to Officer’s attorney and use the trade secret information in the court proceeding if Officer (I) files any document containing the trade secret under seal and (II) does not disclose the trade secret, except pursuant to court order.

(b) Ownership of Intellectual Property. Officer agrees to make prompt and full disclosure to the Company of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Officer (either solely or jointly with others) while employed by the Company (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall automatically vest in the Company. To the extent that any Work Product is not deemed to be a “work made for hire”, Officer hereby assigns and agrees to assign to the Company all right, title and interest, including without limitation, the intellectual property rights that Officer may have in and to such Work Product. Officer shall promptly perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the Company’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments). Officer understands, however, that there is no obligation being imposed on him to assign to the Company any invention falling within the definition of Work Product for which no Company Group equipment, supplies, facility, or trade secret information was used and that was developed entirely on his own time, unless: (i) such Work Product directly relates (A) to the Business or (B) to their actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by him for them under this Agreement. Officer hereby confirms to the Company that he does not own any Work Product that was written, discovered, made, conceived or first reduced to practice by him alone or jointly with another person during his employment or engagement with Crestmark Bancorp, Inc. and its affiliates and subsidiaries.

(c) Third Party Information. Officer understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, and without in any way limiting the provisions of Section 9(a), Officer will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third Party Information unless expressly authorized in writing by the Company.

(d) Use of Information of Prior Employers. During Officer’s employment with the Company, Officer shall not use or disclose to the Company any confidential information or trade secrets, if any, of any former employers or any other person to whom Officer has an obligation of confidentiality, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Officer has an obligation of confidentiality unless consented to in writing by the former employer or person. Officer shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Officer’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Officer has an obligation of confidentiality, approved for such use in writing by such former employer or person.

10. Non-Solicitation of Employees; Non-Compete.

(a) Officer agrees that during the Term and for a period of two years following the date of Officer’s termination (the “Restricted Period”), Officer will not, either directly or indirectly, separately or in association with others, (i) interfere with, impair, disrupt or damage the Company Group’s business or business relations, including by soliciting, encouraging or recruiting any of the Company Group’s employees, customers, program managers, or business relations or causing others to solicit or encourage any of the Company Group’s employees, customers, program managers, or business relations to discontinue their employment or service with, or discontinue or reduce their dealings with the Company Group, (ii) hire or engage (or attempt to hire or engage) any Company Group employee or service provider, or (iii) usurp any business opportunity presented to the Company Group or Officer during the Term.

(b) In consideration of the Company’s obligations under this Agreement, for the Restricted Period, or such lesser period as may be designated by the Company in writing at any time, the Officer will not directly or indirectly engage in, or prepare to engage in, any “Competitive Activity,” defined as:

(i) (A) holding the position of partner or principal, directly or indirectly, in a Competitive Enterprise, (B) founding or independently conducting directly or indirectly a Competitive Enterprise, (C) acquiring a greater than one percent (1%) equity, voting, revenue, income, profit, loss or other economic interest directly or indirectly in a Competitive Enterprise the equity of which is publicly traded on a recognized securities exchange, or (D) acquiring any equity, voting, revenue, income, profit, loss or other economic interest directly or indirectly in a Competitive Enterprise the equity of which is not publicly traded on a recognized securities exchange; and/or

(ii) rendering services directly or indirectly to a Competitive Enterprise (whether as an employee, consultant, independent contractor or otherwise).

For purposes of this Agreement, “Competitive Enterprise” means an enterprise in North America (or such other location where the Company Group does or has active plans to do business) engaged in business related to banking, including, but not limited to: (a) prepaid debit cards, (b) payments, (c) insurance premium finance, (d) specialty lending, (e) factoring, (f) commercial leasing, (g) any industry similar to or otherwise related to any of the businesses described in the foregoing clauses (a) through (f), (g) any financial institution with a retail branch within fifty (50) miles of an office or retail branch of the Company Group as of the Termination Date; (h) any other business in which the Company Group may be engaged during the Term, or (i) any business in which the Company Group was actively contemplating engagement at any time during the six (6) month period prior to the date of Officer’s termination.

(c) Officer acknowledges that (i) the provisions of this Section 10 are essential to the Company Group; (ii) that the Company would not enter into this Agreement or the Restricted Stock Agreement if it did not include this Section 10; and (iii) that damages sustained by the Company Group as a result of a breach of this Section 10 cannot be adequately remedied by monetary damages. Furthermore, Officer agrees that the Company, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement, or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 10. Officer further acknowledges and agrees that the restrictions contained herein are reasonable and do not hinder Officer’s ability to earn a living in the future.

11. No Conflict of Interest. During Officer’s employment with the Company, Officer must not engage in any work, paid or unpaid, that creates an actual conflict of interest which materially and substantially disrupts the operations of the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the Business, as may be determined by the Company in good faith and reasonably, but in its sole discretion. If the Company believes such a conflict exists during Officer’s employment, the Company may ask Officer to choose to discontinue the other work or resign employment with the Company.

12. Assignability; Binding Nature.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Officer) and permitted assigns.

(b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the immediately preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

(c) No rights or obligations of Officer under this Agreement may be assigned or transferred by Officer other than his rights to compensation and benefits, which may be transferred only by will, to a trust, or by operation of law.

13. Representations.

(a) The Company represents and warrants that: (i) it is fully authorized to enter into this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document (x) to which it is a party or (y) by which it is bound; and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(b) Officer represents and warrants that: (i) delivery and performance of this Agreement by him does not violate any law or regulation applicable to Officer; (ii) delivery and performance of this Agreement by him does not violate any applicable order, judgment or decree or any agreement to which Officer is a party or by which he is bound; (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of Officer, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; and (iv) Schedule I is a true, correct and complete description of Officer business holdings.

14. Arbitration. In the event of any dispute or claim relating to or arising out of the employment relationship between Officer and the Company or the termination of that relationship (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, disability or other discrimination), Officer and the Company agree that all such disputes shall be resolved by confidential, binding arbitration conducted before a single neutral arbitrator in Sioux Falls, SD, pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org). The arbitrator shall permit adequate discovery. In addition, the arbitrator is empowered to award all remedies otherwise available in a court of competent jurisdiction; however Officer and the Company each retain the right to seek provisional remedies as permitted by law. Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, Officer and the Company are both waiving the right to a jury trial with respect to any such disputes. This arbitration agreement does not include claims that, by law, may not be subject to mandatory arbitration.

15. Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person or (y) provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 15) or (z) in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten days’ advance notice given in accordance with this Section 15), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 15.

If to the Company:	5501 S. Broadband Lane Sioux Falls, SD 57108 Attn: CEO

If to Officer:	The address of his principal residence as it appears in the Company records, with a copy to him (during the Term) via email at mgoik@crestmark.com.

If to a beneficiary of Officer:	The address most recently specified by Officer or beneficiary of Officer.

16. Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the specific subject matter hereof and supersedes in its entirety, any prior agreement (whether written or oral) between Officer and of the Company. By execution of this Agreement, Officer agrees that Officer is forfeiting any payment, benefit or right that Officer may have had or may have under any prior agreement (whether written or oral) with Crestmark Bancorp, Inc. and any of its affiliates, including the Officer’s Change in Control Agreement and the Officer’s Bonus Agreement (both dated July 19, 2017), and any such agreements shall terminate and have no further effect immediately prior to the Effective Date.

17. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by Officer and by an authorized individual on behalf of the Company. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

18. Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any other Company Arrangement, the provisions of this Agreement shall control.

19. Interpretation. The headings of the sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. References to masculine pronouns herein shall be deemed to include references to feminine pronouns where applicable. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

20. Beneficiaries/References. Officer shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Officer’s death by giving written notice thereof. In the event of Officer’s death or a judicial determination of his incompetence, references in this Agreement to Officer shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

21. Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation (including, as applicable, any Bonus), or any other compensation, paid to Officer pursuant to this Agreement or any other agreement or arrangement with Company Group which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by Company for employees or senior executives generally, pursuant to any such law, government regulation or stock exchange listing requirement).

22. Survivorship. Sections 6 (“Termination of Employment”), 8 (“Indemnification”), 9 (“Confidentiality”), 10 (“Non-Solicitation of Employees; Non-Compete”), 12 (“Assignability; Binding Nature”), 13 (“Representations”), 14 (“Arbitration”), 15 (“Notices”), and 21 (“Clawback”) of this Agreement shall survive Officer’s employment by the Company.

23. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

24. Withholding Taxes. The Company may withhold from any amount or benefit payable under this Agreement taxes that it is required to withhold pursuant to any applicable law or regulation.

25. Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the state of South Dakota, without reference to principles of conflict of laws. Each Party consents to the jurisdiction and venue of the federal courts located in Sioux Falls, SD, at the time any action, suit, or proceeding arising out of or relating to this Agreement is brought.

26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile or via email PDF shall be effective for all purposes.

27. Exhibits. All Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

28. Regulatory Disclosure. Any payments made to Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC 1828(k) and Federal Deposit Insurance Corporation regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.

[Remainder of page intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, Officer has executed this Employment Agreement, and the Company has caused this Employment Agreement to be executed by its duly authorized officer, all as of the date first set forth above.

METABANK

By:	/s/ J. Tyler Haahar
Name: J. Tyler Haahr
Title: Chief Executive Officer

/s/ Michael Goik
Michael Goik

Signature Page to Employment Agreement

EXHIBIT A

DEFINITIONS

(a) “Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more other Persons, controls, is controlled by, or is under common control with, such Person.

(b) “Business” shall mean any and all businesses conducted by the Company Group at any time during the Term.

(c) “Cause” shall mean any of the following as determined in good faith by the Board of Directors of the Company in its sole, reasonable discretion:

(i) Officer (A) is convicted of, or pleas guilty or nolo contendere to, a felony (or the procedural equivalent of any of the foregoing), or (B) commits another crime that is materially injurious to the Company Group;

(ii) in carrying out his duties hereunder, Officer engages in conduct that constitutes willful gross neglect or willful gross misconduct;

(iii) Officer materially breaches any provision of this Agreement (including the confidentiality and non-disclosure provisions contained in Section 9, the non-solicitation provisions contained in Section 10 and the representations contained in Section 13(b)), and Officer fails to cure such breach (to the extent such breach is capable of cure) to the reasonable satisfaction of the Company within thirty (30) days after Officer’s receipt of written notice thereof;

(iv) Officer refuses to comply with, or repeatedly fails to undertake good faith efforts to comply with, a directive from the CEO that is material to the Company’s or the Bank’s business or material to the Officer’s duties to the Company (in either case as determined by the CEO in good faith), and so long as such failure does not prejudice the Company Group in any material respect, such failure to perform continues for thirty (30) days after Officer’s receipt of written notice thereof, provided, however, that Officer’s non-compliance with the CEO’s directive will not constitute Cause if Officer notifies the CEO in writing within five business days of receiving said directive that he reasonably believes that performance of such directive would constitute an ethical breach, moral turpitude, gross negligence, fraud and/or violate any regulatory compliance with any environmental or corporate law, and, following such written notification by Officer, the CEO elects, within his or her sole and exclusive discretion, to rescind such directive;

(v) Officer engages in any theft, fraud, misappropriation or embezzlement against the Company Group or engages in any other gross misconduct that results in material personal gain to Officer at the expense of the Company Group; or

(vi) in carrying out his duties hereunder, Officer engages in or displays personal material dishonesty, gross incompetence, breach of fiduciary duty involving personal profit at the expense of the Company Group, or willful violation of any final cease-and-desist order.

(d) “Change of Control” is defined as any one of the following occurrences: (1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d 3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing more than 50% of (A) the outstanding equity shares or units of the Company or (B) the combined voting power of the Company’s then-outstanding securities; or (2) the sale or disposition of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated); or (3) the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (4) the dissolution or liquidation of the Company. Notwithstanding the foregoing, the transactions contemplated in the Merger Agreement shall not be a Change of Control for purposes of this Agreement and, to the extent amounts of “non-qualified deferred compensation” subject to Code Section 409A become due to Officer in connection with a Change of Control, then for purposes of such amount, the events otherwise constituting a Change of Control will only constitute a Change of Control if they also constitute a “change in control event” (as described in Treas. Reg. Section 1.409A-3(i)(5)(i)) with respect to the Company.

(e) “Claim” shall include any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

(f) “Company Arrangement” shall mean any plan, program, agreement, arrangement, Officer handbook, policy, or corporate governance document of the Company or of any of its Affiliates.

(g) “Company Group” shall have the meaning set forth in the Agreement. For the avoidance of doubt, reference in the Agreement or any Exhibit to the Company Group shall, unless the context clearly indicates otherwise, be deemed to be a reference to each member of the Company Group (rather than a collective reference to all members of the Company Group).

(h) “Good Reason” shall mean Officer’s voluntarily resignation with Company within ninety (90) days following either (i) a material breach of this Agreement by the Company; or (ii) a material change of Officer’s position and/or duties so that Officer’s duties are no longer consistent with the position of a senior executive; or (iii) the Company relocates Officer’s principal place of work to a location more than sixty (60) miles from Officer’s present work location, without Officer’s prior written approval, provided, however, that in the case of either (i), (ii), or (iii) above, Officer provides the Company with written notice of the claim of Good Reason within ninety (90) days of such occurrence and the Company has thirty (30) days to cure the situation. To the extent such cure occurs, then “Good Reason” will not be found to exist in connection with such occurrence.

(i) “Officer” shall have the meaning set forth in the preamble to this Agreement.

(j) “Parties” shall mean, collectively, Officer and the Company.

(k) “Party” shall mean either of the Parties.

(l) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, benefit plan, or other person or entity.

(m) “Proceeding” shall include any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal, arbitration, or other, pertaining to the meaning, performance, interpretation, enforcement, or termination of this Agreement.

(n) “Subsidiary” shall mean, with respect to any specified Person, any other Person (i) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (ii) whose management decisions and corporate or other entity actions are directly or indirectly subject to the present control of such specified Person, or (iii) whose voting securities are more than fifty percent (50%) owned, directly or indirectly, by such specified Person.

(o) “Termination Date” shall mean the date on which Officer’s employment hereunder terminates in accordance with this Agreement.

EXHIBIT B

2018 BONUS

FY2018 Summary Compensation Plan

	Annual Base	Cash Portion of Bonus	Equity Portion of Bonus[1]
Michael Goik	$435,000	one-half	one-half

Bonus Plan2

	Target Total Comp	Max Total Comp
Bonus as % of Base	90.00%	135.00%
Cash Bonus ($s)	$195,750	$293,625
Equity Bonus ($s)	$195,750	$293,625
Total Cash (Base + Cash Bonus)	$630,750	$728,625
Total Direct Compensation (Base + Cash + Equity)	$826,500	$1,022,250

[1]	Equity portion of bonus is paid out in one-thirds in which the first one-third is paid on or around the time of the cash bonus payment and the remaining one-thirds are paid every year thereafter for the next two years.
[2]	Annually, the Board determines Key Performance Indicators and target objectives.

SCHEDULE I

OTHER ACTIVITIES AND BUSINESS HOLDINGS

•	Secundis Capital Group LLC

•	Oak Investments LLC

•	MKG Consulting LLC

•	Oakhurst Capital, LLC

EXHIBIT C

RESTRICTED STOCK AGREEMENT

[To Be Attached]

EXHIBIT C

Meta Financial Group, Inc.

Participant: Michael Goik

Global ID:

Award Type: Restricted Stock Award

Plan Name: RESTRICTED STOCK AWARD

Award Date:

Award Expiration Date:

Total Granted:

Award Price: USD $

Vesting Schedule

Shares/Options Awarded	Vest Date[3]
	[INSERT 2019	]
	[INSERT 2020	]
	[INSERT 2021	]
	[INSERT 2022	]
	[INSERT 2023	]
	[INSERT 2024	]

[1]	Vesting to be based annually off transaction Closing Date.

META FINANCIAL GROUP, INC.

2002 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

In consideration of your execution of the Employment Agreement with MetaBank, a wholly owned subsidiary of the Corporation, you have been granted a restricted stock award by Meta Financial Group, Inc. (the “Corporation”) subject to your acceptance of the terms herein. This restricted stock award is granted by the Corporation in accordance with the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), and the following terms and conditions. Any capitalized term used but not defined in this Agreement shall have the meaning set forth in the Plan. By your electronic signature consenting to the restricted stock award, you also agree that you have read and agree to be bound by the terms of this Agreement and the Plan.

1. Restricted Shares. The restricted stock award that you received awards you Restricted Shares of common stock of the Corporation, par value $.01 per share (“Common Stock”), pursuant to the Plan and subject to the restrictions and other terms and conditions set forth in this Agreement and in other communications and documents approved by the Corporation. A copy of the Plan, as currently in effect, is incorporated by reference and is available as a separate document in the participant portal. The number of Restricted Shares is as set forth on the Computershare (or successor) system in respect of your restricted stock award.

2. Transfer Restrictions. Any unvested Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered by you, except by will or the laws of descent and distribution in the event of the your death, pursuant to a “qualified domestic relations order” as defined in the Code or the rules thereunder, or as provided in this Agreement.

Except as otherwise provided in the Plan or this Agreement or as determined by the Committee in its discretion in accordance with Section 6(b) of the Plan, and provided that you maintain Continuous Service during the Restriction Period, the Restricted Shares shall vest and become transferable in accordance with the vesting schedule as provided for in your restricted stock award as set forth on the Computershare (or successor) system.

3. Documentation of Restricted Shares. As of the Grant Date, the Corporation shall issue Common Stock either in certificate form or book-entry form in your name with respect to the Restricted Shares and such shares shall be held on your behalf until such Restricted Shares become vested. Such certificates shall bear the following (or a similar) legend or, if issued in book-entry, include a similar notation:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Corporation’s 2002 Omnibus Incentive Plan, as amended, and an agreement entered into between the registered owner and the Corporation. Copies of such Plan and the agreement are on file in the offices of the Secretary of the Corporation, 5501 South Broadband Lane, Sioux Falls, South Dakota 57108.”

EXHIBIT C

The Corporation may require you to execute and deliver stock powers in favor of the Corporation with respect to the certificates representing the Restricted Shares.

4. Delivery of Shares of Common Stock. Upon the vesting of the Restricted Shares, the Corporation shall, as applicable, either remove the restrictive notations on any such shares of Restricted Stock issued in book-entry form or deliver to you (or, if you have died, your legal representative) a certificate representing such Common Stock. Such Common Stock shall be free of the restrictions described in Section 2 and shall exclude the restrictive legend described in Section 3.

The Corporation’s obligation to deliver shares of Common Stock pursuant to your stock award, if the Committee so requires, be conditioned upon the receipt of a representation as to your investment intention or any other person to whom such shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the Securities Act of 1933, as amended, or any other federal, state or local securities law or regulation. In requesting any such representation, the Committee may provide that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under the Securities Act of 1933 or other securities law or regulation. The Corporation shall not be required to deliver any Common Stock upon the vesting of the Restricted Shares prior to (i) the admission of such shares to listing on any stock exchange or system on which the shares of Common Stock may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

5. Termination of Service or Death. If you cease Continuous Service for any reason other than death, Disability, Retirement, termination without Cause, or resignation for Good Reason, (“Disability,” “Cause,” and “Good Reason” shall each have the same meanings as defined by your Employment Agreement), all Restricted Shares that are unvested at the time of such termination of Continuous Service automatically shall be forfeited to the Corporation. If you cease to maintain Continuous Service due to Retirement, all Restricted Shares that are unvested at the time of such termination of Continuous Service due to Retirement shall be fully vested. If you cease to maintain Continuous Service due to death, Disability, termination without Cause, or resignation for Good Reason, all Restricted Shares that are unvested at the time of such termination of Continuous Service shall be fully vested in accordance with the terms of your Employment Agreement, including the requirement that you execute a release of claims. If your Continuous Service is terminated for Cause, all rights under this Agreement shall expire immediately upon the Corporation’s notification to you of such termination.

6. Adjustments for Changes in Capitalization of the Corporation. In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporate structure of the Corporation or in the shares of Common Stock, the number and class of shares covered by your restricted stock award shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

7. Effect of Change in Control. Without limiting any rights of the Committee under the Plan, the treatment of unvested Restricted Shares in connection with a “Change of Control” (as defined in your Employment Agreement) shall be determined under your Employment Agreement.

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EXHIBIT C

8. Stockholder Rights with respect to Restricted Shares. Subject to the restrictions and limitations set forth in the Plan and this Agreement, you shall have all of the rights of a stockholder of the Corporation with respect to the Restricted Shares, including, but not limited to, the right to receive all dividends paid on the Restricted Shares and the right to vote the Restricted Shares.

9. Binding Effect of Agreement. The provisions of this Agreement and your restricted stock award shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and the successors and assigns of the Corporation and any person to whom the Restricted Shares are transferred by will or by the laws of descent and distribution.

10. Withholding Tax. Upon the vesting of the Restricted Shares (or at such earlier time, if any, that you elect under Code Section 83(b) to include the value of the Restricted Shares in taxable income), the Corporation shall have the right to: (i) require you or such other person to pay to the Corporation the amount of any taxes which the Corporation or any of its Affiliates is required to withhold with respect to such Restricted Shares; (ii) to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld or in lieu of any of the foregoing; or (iii) to withhold a sufficient sum from your compensation payable by the Corporation to satisfy the Corporation’s tax withholding requirements. The Corporation shall have the right to deduct from any dividends paid with respect to the Restricted Shares the amount of any taxes the Corporation is required to withhold with respect to such dividend payments. The Corporation’s method of satisfying its withholding obligations shall be solely in the discretion of the Corporation, subject to applicable federal, state and local law.

11. Notices. All notices hereunder to the Corporation shall be delivered or mailed to it addressed to the Secretary of Meta Financial Group, Inc., 5501 South Broadband Lane, Sioux Falls, South Dakota 57108. Any notices hereunder to you shall be delivered personally or mailed to your address in the Corporation’s records. Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Corporation or to you, as the case may be.

12. Plan and Plan Interpretations as Controlling. This Agreement, the restricted stock award information available on Computershare (or its successor), and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon you or your legal representatives with regard to any question arising under this Agreement or under the Plan.

13. Grantee Service. Nothing in this Agreement shall limit the right of the Corporation or any of its Affiliates to terminate your service as a director, officer or employee, or otherwise impose upon the Corporation or any of its Affiliates any obligation to employ or accept your services.

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EXHIBIT C

14. Electronic Signature. By selecting “I Accept” button, you are signing this Agreement electronically. You agree that your electronic signature is the legal equivalent of your manual signature on this Agreement.

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